U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    BEAN                   REX                               C.
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     (Last)                          (First)              (Middle)

     1600 West Merit Parkway
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                                    (Street)
     South Jordan                      UT                  84095
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Merit Medical Systems, Inc.    (MMSI)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     November 6, 2002
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5.   If Amendment, Date of Original (Month/Year)

     November 6, 2002
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                                Page 1 of 2 Pages

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                                [ ]   10% Owner
     [ ]  Officer (give title below)              [ ]   Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                        3.             (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               Transaction                                 of Issuer's   (D) or        Indirect
1.                     Transaction      Code                   (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date            (Instr. 8)      Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       Code    V               (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock           11/06/02         G(1)           60,000   D                                  D
No Par Value
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           11/06/02         G              100      D                                  D
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Common Stock
No Par Value           11/06/02         G              450      D                                  D
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Common Stock
No Par Value                                                                        133,693(3)
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Common Stock                                                                                                  Revocable
No Par Value                                                                         70,000        I          Trust(2)
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1) On November 6, 2002, the reporting person contributed 60,000 shares of Merit Medical Systems, Inc. common stock to a charitable remainder trust of which the reporting person is NOT a trustee. The reporting person has an 8% annual interest in the charitable remainder trust and does not have investment or
    voting     control     over    the    shares     held    by    the    trust.
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(2) On November 6, 2002, the reporting person transferred 70,000 shares of Merit
    Medical Systems, Inc. from the Bean Family Revocable Trust to the Rex C. Bean Trust.
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(3) This amendment is being filed to correct an inadvertent mathematical error in the number of shares reported.
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/s/   REX C. BEAN                                02/13/03
-----------------------------------              -----------
by    Greg Barnett

      **Signature of Reporting Person            Date

Greg Barnett as Attorney-in-Fact pursuant to a Power of Attorney dated September 14, 2002, a manually signed copy of which is on file with the Commission and is incorporated herein by reference.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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